EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports Record Quarterly Results

Sales increase 9% to $230 million with adjusted E.P.S. up 13% at $0.90

ALPHARETTA, GEORGIA — August 6, 2014 — Neenah Paper, Inc. (NYSE:NP) today reported 2014 second quarter results.

Second Quarter Highlights

•                  Record quarterly sales, operating income, E.P.S. and cash flow.

•                  Consolidated sales increased 9 percent, with 7 percent volume growth.

•                  Earnings per diluted common share increased 14 percent, from $0.77 to $0.88, and adjusted earnings up similarly, from $0.80 to $0.90. Adjusted earnings exclude $0.02 per share in 2014 for restructuring and acquisition related costs and $0.03 per share in 2013 for debt refinancing, restructuring/integration costs and a pension settlement charge.

•                  Free cash flow (cash from operations less capital spending) of $32 million.

•                  Announced second dividend increase for 2014 and renewed share buyback program.

•                  Acquired Crane Technical Materials on July 1, 2014 for a cash payment of $72 million.

“Adjusted earnings” is a non-GAAP measure and used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Our businesses performed well in the second quarter, with impressive volume-based revenue increases in both segments that generated double digit earnings growth and significantly increased cash flow. These results were anchored by continued success in our core businesses and boosted by meaningful progress in targeted defensible, growing niches.” said John O’Donnell, Chief Executive Officer. “Our balance sheet remains strong and we’ll continue to optimize capital deployment among high-returning organic investments, value-adding acquisitions and direct cash returns to shareholders through an attractive dividend.”

Quarterly Consolidated Results

Income Statement

Net sales of $230.4 million in the second quarter of 2014 grew 9 percent compared with $212.3 million in the second quarter of 2013 as Technical Products revenues increased

10 percent and Fine Paper revenues grew 7 percent. Sales growth in 2014 resulted primarily from higher volumes, as well as favorable currency translation and increased net selling prices.

Consolidated selling, general and administrative (SG&A) expense was $20.4 million in the second quarter of 2014 compared with $19.2 million in the second quarter 2013. The increase was primarily related to differences in timing of certain expenses between years.

Operating income of $25.9 million in the second quarter of 2014 grew 15 percent compared with $22.6 million in the second quarter of 2013. Higher income resulted from top-line growth and increased margins that more than offset higher input and other costs.

Net interest expense of $2.9 million in the second quarter of 2014 decreased from $3.1 million in the second quarter of 2013 as a result of lower average interest rates following the refinancing of the Company’s Senior Notes in May 2013.

The effective income tax rate of 35 percent in the second quarter of 2014 compared with 34 percent in the second quarter of 2013.

Cash Flow and Balance Sheet

Cash provided from operations in the second quarter of 2014 was $37.1 million compared with $27.6 million generated in the second quarter of 2013. Increased cash generation in 2014 resulted primarily from increased earnings and reductions in working capital.

Capital spending of $4.8 million in the second quarter of 2014 compared with $5.0 million in the prior year period. Full year spending in 2014 is projected to be approximately $30 million.

Debt as of June 30, 2014 was $193.5 million compared to $205.0 million as of March 31, 2014 and compared with $211.9 million as of December 31, 2013. Cash and equivalents as of June 31, 2014 were $92.3 million, compared with $77.2 million as of March 31, 2014 and $73.4 million as of December 31, 2013.

Cash flows in the second quarter of 2014 were used to reduce debt, build cash and pay quarterly dividends. On July 1, 2014, approximately $72 of cash on hand was used to finance the purchase of Crane Technical Materials.

Quarterly Segment Results

Technical Products net sales of $116.9 million in the second quarter of 2014 increased 10 percent compared with prior year sales of $105.8 million. The higher sales resulted from an 8 percent increase in volume and favorable currency translation effects of 3 percent, partly offset by slightly lower net prices. Sales grew in all product groups, with filtration up 9 percent, backings up 9 percent and specialties up 13 percent. Volumes benefitted from share gains and improved economic conditions.

Operating income for Technical Products of $13.2 million in the second quarter of 2014 increased 11 percent compared with $11.9 million in the second quarter of 2013. The higher income in 2014 resulted primarily from sales growth. In 2014, operating income included approximately $0.5 million for restructuring costs. Excluding these costs, operating income in 2014 increased 15 percent versus 2013.

Fine Paper net sales were $106.6 million in the second quarter of 2014, up 7 percent compared with $100.0 million in the prior year. Sales growth in 2014 resulted from a 6 percent gain in volume and slightly higher net selling prices. Volume growth reflected increases in core premium brands as well as very strong growth in targeted growth areas including premium packaging, digital grades and international sales.

Operating income of $17.3 million in the second quarter of 2014 increased 12 percent compared with $15.5 million in the prior year. The higher income in 2014 resulted from increased sales and lower selling and administrative costs that combined offset higher manufacturing costs, including more than $1 million of higher input costs.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs in the second quarter of 2014 were $4.5 million compared with $4.2 million in prior year period. In 2014, costs included $0.2 million related to the acquisition of Crane Technical Materials. In 2013 costs included $0.7 million for debt refinancing, integration/restructuring costs and a pension settlement charge.

Sales of Other non-premium paper grades were $6.9 million in 2014, with an operating loss of $0.1 million compared with 2013 sales of $6.5 million and an operating loss of $0.6 million.

Year to Date

Year-to-date net sales of $455.5 million in 2014 increased 7 percent compared with $425.5 million in 2013. The increased revenues resulted from a 10 percent gain in Technical Products sales, reflecting volume growth across all product categories and favorable currency translation, and a four percent increase in Fine Paper, due to increased volumes and higher net selling prices.

Operating income of $48.9 million in 2014 increased 9 percent compared with $44.8 million in 2013 and resulted from growth in sales volume, higher average selling prices and favorable currency translation. These items more than offset approximately $6 million of higher input costs, primarily due to higher energy costs for Fine Paper in the first quarter of 2014.

Net Income from continuing operations was $28.2 million in 2014 compared with $24.9 million in 2013. Increased income in 2014 resulted primarily from higher operating income. Year to date earnings per diluted common share of $1.66 increased 10 percent from $1.51 in 2013. After excluding costs for restructuring and acquisitions in 2014, and costs for debt refinancing and pension settlement charges in 2013, adjusted earnings per share increased nine percent to $1.69 in 2014, compared with $1.55 in the prior year.

Cash provided by operating activities of $51.9 million for the six months ended June 30, 2014 was $21.9 million higher than the prior year period.  The favorable comparison was primarily due to improved working capital efficiencies and higher earnings from continuing operations.

Year-to-date capital spending of $9.1 million compared with $9.7 million in the prior year.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	Second Quarter		YTD
$ millions	2014	2013	2014	2013

GAAP Operating Income	$25.9	$22.6	$48.9	$44.8
Integration/Restructuring Costs	0.7	0.1	1.0	0.2
Pension Settlement Charge	—	0.2	—	0.2
Early Extinguishment of Debt	—	0.5	—	0.5
Adjusted Operating Income	$26.6	$23.4	$49.9	$45.7

GAAP Income	$15.0	$12.8	$28.2	$24.9
Integration/Restructuring Costs	0.4	0.1	0.6	0.2
Pension Settlement Charge	—	0.1	—	0.1
Early Extinguishment of Debt	—	0.3	—	0.3
Adjusted Income	$15.4	$13.3	$28.8	$25.5

GAAP Earnings per Diluted Common Share	$0.88	$0.77	$1.66	$1.51
Integration/Restructuring Costs	0.02	—	0.03	0.01
Pension Settlement Charge	—	0.01	—	0.01
Early Extinguishment of Debt	—	0.02	—	0.02
Adjusted Earnings per Share	$0.90	$0.80	$1.69	$1.55

Diluted Shares	16,855	16,272	16,800	16,262

Discontinued Operations

With the sale of the Company’s remaining pulp operations in 2010, there are no discontinued operations. In 2013, the Company recorded income of $2.6 million resulting from a refund for excess payments made in previous years to the pension plan of the Company’s former Canadian pulp operations.

Conference Call

A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, August 7, 2014

Time: 11:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 73709567

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until September 12, 2014 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 73709567.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, Gessner®, CRANEMAT™, CRANEGLAS™, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net Sales	$230.4	$212.3	$455.5	$425.5
Cost of products sold	183.2	169.5	364.9	339.2
Gross Profit	47.2	42.8	90.6	86.3
Selling, general and administrative expenses	20.4	19.2	40.3	40.2
Unusual items (1) (2)	0.7	0.8	1.0	0.9
Other expense - net	0.2	0.2	0.4	0.4
Operating Income	25.9	22.6	48.9	44.8
Interest expense-net	2.9	3.1	5.7	5.7
Income From Continuing Operations Before Income Taxes	23.0	19.5	43.2	39.1
Provision for income taxes	8.0	6.7	15.0	14.2
Income From Continuing Operations	15.0	12.8	28.2	24.9
Income from discontinued operations, net of income taxes	—	—	—	2.6
Net Income	$15.0	$12.8	$28.2	$27.5

Earnings Per Common Share:
Basic
Continuing Operations	$0.89	$0.79	$1.68	$1.53
Discontinued Operations	—	—	—	0.16
	$0.89	$0.79	$1.68	$1.69

Diluted
Continuing Operations	$0.88	$0.77	$1.66	$1.51
Discontinued Operations	—	—	—	0.16
	$0.88	$0.77	$1.66	$1.67

Weighted Average Common Shares Outstanding (000s)
Basic	16,585	15,995	16,510	15,969

Diluted	16,855	16,272	16,800	16,262

(1) Results for the three months ended June 30, 2014, include integration/restructuring costs of $0.7 million. Results for the three months ended June 30, 2013, include integration costs of $0.1 million, a supplemental executive pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million.

(2) Results for the six months ended June 30, 2014, include integration/restructuring costs of $1.0 million. Results for the six months ended June 30, 2013, include integration costs of $0.2 million, a supplemental executive pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net Sales:
Technical Products	$116.9	$105.8	$234.4	$212.8
Fine Paper	106.6	100.0	208.1	199.4
Other	6.9	6.5	13.0	13.3
Consolidated	$230.4	$212.3	$455.5	$425.5

Operating Income:
Technical Products	$13.2	$11.9	$26.9	$21.6
Fine Paper	17.3	15.5	30.6	31.8
Other	(0.1)	(0.6)	(0.3)	(0.3)
Unallocated corporate costs	(4.5)	(4.2)	(8.3)	(8.3)
Consolidated	$25.9	$22.6	$48.9	$44.8

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$92.3	$73.4
Accounts receivable - net	106.2	90.5
Inventories	102.4	101.1
Deferred income taxes	17.5	22.8
Prepaid and other current assets	15.3	17.6
Total current assets	333.7	305.4
Property, plant and equipment - net	256.6	261.7
Deferred income taxes	8.9	13.3
Goodwill and other intangibles - net	80.2	81.6
Other non-current assets	16.6	13.9
Total assets	$696.0	$675.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$7.3	$21.4
Accounts payable	53.7	36.4
Accrued expenses	45.2	45.8
Total current liabilities	106.2	103.6
Long-term debt	186.2	190.5
Deferred income taxes	15.7	15.6
Non-current employee benefits	90.7	97.7
Other noncurrent obligations	0.9	1.0
Total liabilities	399.7	408.4
Stockholders’ equity	296.3	267.5
Total liabilities and stockholders’ equity	$696.0	$675.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Operating Activities
Net income	$28.2	$27.5
Depreciation and amortization	14.6	14.4
Stock-based compensation	3.0	2.7
Excess tax benefit from stock-based compensation	(2.5)	(0.4)
Deferred income tax provision	13.5	12.4
Inventory acquired in acquisitions	—	(1.8)
SERP payments, net of settlement charge	—	(0.2)
Loss on retirement of bonds	—	0.5
Non-cash effects of changes in FIN 48 accruals	(2.1)	(0.3)
Decrease (increase) in working capital	1.1	(19.8)
Pension and other postretirement benefits	(3.7)	(4.5)
Other	(0.2)	(0.5)
Net cash provided by operating activities	51.9	30.0
Investing Activities
Capital expenditures	(9.1)	(9.7)
Purchase of brands	—	(5.2)
Purchase of equity investment	(2.9)	—
Purchase of marketable securities	(0.3)	—
Other	(0.1)	0.1
Cash used in investing activities	(12.4)	(14.8)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	6.1	215.5
Repayment of debt	(24.4)	(208.0)
Proceeds from exercise of stock options	3.4	1.1
Shares purchased	(0.2)	(0.2)
Cash dividends paid	(8.0)	(4.9)
Excess tax benefit from stock-based compensation	2.5	0.4
Cash (used in) provided by financing activities	(20.6)	3.9
Net increase in cash and cash equivalents	$18.9	$19.1